Exhibit 2

<<<Dealer Name>>>

CONFIDENTIAL TREATMENT REQUESTED. Certain information has been omitted from this exhibit and filed separately with the Commission subject to a Confidential Treatment Request pursuant to 17 C.F.R. § 240.24b-2. Such omitted information has been indicated with the markings “[***]” and “<<<Dealer Name>>>” herein.

Execution Version

Andean LFMA Investment Limited

103 Mount Street

London, W1K 2TJ

United Kingdom

Re: Contingent Share Purchase Transaction

Ladies and Gentlemen:

This master confirmation (this “Master Confirmation”), dated as of June 6, 2023 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) that may be entered into from time to time between <<<Dealer Name>>> and Andean LFMA Investment Limited (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and <<<Dealer Name>>> as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and a Supplemental Confirmation evidence a complete binding agreement between <<<Dealer Name>>> and Counterparty as to the terms of the Transaction to which this Master Confirmation and such Supplemental Confirmation relate. This Master Confirmation and each Supplemental Confirmation form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement, as published by ISDA, as if <<<Dealer Name>>> and Counterparty had executed that agreement on the date hereof (without any Schedule but with the modifications and elections set forth herein, the “Agreement”). All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

The Transactions shall be the sole transactions under the Agreement. If there exists any ISDA Master Agreement between <<<Dealer Name>>> and Counterparty or any confirmation or other agreement between <<<Dealer Name>>> and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between <<<Dealer Name>>> and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which <<<Dealer Name>>> and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in such Supplemental Confirmation.

THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT EITHER PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	<<<Dealer Name>>>

Shares:	The American Depositary Shares of the Underlying Shares Issuer issued or deemed issued under the Deposit Agreement, each representing as of the date hereof one Underlying Share (Exchange symbol “BVN”).

Underlying Shares:	The common shares, nominal (par) value of ten Peruvian Soles per share, of the Underlying Shares Issuer, or security entitlements in respect thereof.

Underlying Shares Issuer:	Compañía de Minas Buenaventura S.A.A.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Initial Payment and Delivery:

Number of Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment:	Applicable

Prepayment Amount:	For each Transaction, an amount in USD equal to the Cap Price multiplied by the Number of Shares, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Cap Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Additional Payment:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

Reference Price:	Subject to the provisions of “Pricing Disruption” below, for each Transaction, the amount equal to the arithmetic average of the VWAPs for all Exchange Business Days in the Pricing Period; provided that in the event Calculation Agent determines that a Disrupted Day during the Pricing Period is a Disrupted Day only in part, the Calculation Agent shall determine the Reference Price based on an appropriately weighted average instead of such arithmetic average with respect to such Disrupted Day; provided, further, that the Reference Price shall not exceed the Cap Price and shall not be lower than the Floor Price.

VWAP:	Subject to the provisions of “Pricing Disruption” below, for any Exchange Business Day, the volume-weighted average price per Share for the regular trading session on such Exchange Business Day, as set forth on Bloomberg Page “BVN <equity> AQR <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is manifestly erroneous, a price determined by the Calculation Agent in good faith and a commercially reasonable manner.

Pricing Period:	For each Transaction, the period commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date, subject to extension as provided herein.

Pricing Period
Commencement Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Pricing Period
Termination Date:	For each Transaction, the Scheduled Termination Date; provided that <<<Dealer Name>>> shall have the right to designate any Exchange Business Day occurring on or following the First Optional Termination Date as the Pricing Period Termination Date for all of such Transaction by delivering notice to Counterparty (the “Acceleration Notice”) prior to 6:00 p.m. New York City time (which, for purposes of an Acceleration Notice and Section 12 of the Agreement, shall be deemed the close of business) on the Exchange Business Day immediately following such designated Exchange Business Day (the date such notice is effective, the “Notice Delivery Date”).

First Optional
Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation; provided that the First Optional Termination Date may be postponed by the Calculation Agent as provided in “Pricing Disruption” below.

Scheduled
Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation; provided that the Scheduled Termination Date may be postponed by the Calculation Agent as provided in “Pricing Disruption” below.

Pricing Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time” with the words “at any time on any Scheduled Trading Day that otherwise would be included in the Pricing Period” and replacing the words “(iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs in the Pricing Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone each of the First Optional Termination Date and the Scheduled Termination Date. The Calculation Agent may also determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP for such Disrupted Day shall not be included for purposes of determining the Reference Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended (in each case, as determined by the Calculation Agent), and the weighting of the VWAP for the relevant Exchange Business Days during the Pricing Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Reference Price with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Scheduled Trading Day on which, as of the Trade Date, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the Trade Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Pricing Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

The Calculation Agent shall notify the parties of any determination made pursuant to the provisions of this “Pricing Disruption” no later than the Scheduled Trading Day following the relevant Disrupted Day.

Early Closure:	The definition of “Early Closure” contained in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that <<<Dealer Name>>>, in its reasonable discretion and upon the advice of legal counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by <<<Dealer Name>>>, but provided that such policies or procedures are related to legal, regulatory or self-regulatory issues, have been adopted by <<<Dealer Name>>> in good faith and are generally applicable in similar situations and applied to all Transactions hereunder and similar transactions in a non-discriminatory manner), for <<<Dealer Name>>> to refrain from or decrease any market activity in connection with the relevant Transaction. Whenever a Regulatory Disruption occurs, <<<Dealer Name>>> shall notify Counterparty of such occurrence as soon as reasonably practicable under the circumstances and of any Exchange Business Day(s) in the Pricing Period affected by it; provided that <<<Dealer Name>>> shall not be required to communicate to Counterparty the reason for <<<Dealer Name>>>’s exercise of its rights pursuant to this provision if <<<Dealer Name>>> reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by <<<Dealer Name>>>, but provided that such policies or procedures are related to legal, regulatory or self-regulatory issues, have been adopted by <<<Dealer Name>>> in good faith and are generally applicable in similar situations and applied to all Transactions hereunder and similar transactions in a non-discriminatory manner).

Settlement Terms:

Settlement Method
Election:	Not Applicable.

Settlement Method:	If “Automatic Cash Settlement” is applicable, Cash Settlement; otherwise Physical Settlement.

Automatic Cash
Settlement:	Applicable if the VWAPs on each of any three consecutive Exchange Business Days during the Automatic Cash Settlement Period exceeds the Automatic Cash Settlement Threshold (such third consecutive Exchange Business Day during the Automatic Cash Settlement Period on which the VWAP exceeds the Automatic Cash Settlement Threshold, the “Automatic Cash Settlement Event Date”).

Automatic Cash
Settlement Period:	For each Transaction, as set forth in the related Supplemental Confirmation.

Automatic Cash
Settlement Threshold:	For each Transaction, as set forth in the related Supplemental Confirmation.

Physical Settlement:	As provided in Section 9.2(a)(iii) of the Equity Definitions; provided that, in addition to Section 9.2(a)(iii) of the Equity Definitions, <<<Dealer Name>>> will also pay to Counterparty on the Settlement Date an amount in USD equal to (i) the Prepayment Amount minus (ii) the product of (x) the Number of Shares and (y) the Reference Price. For the avoidance of doubt, any Shares deliverable by <<<Dealer Name>>> to Counterparty pursuant to this Master Confirmation or any Supplemental Confirmation, whether pursuant to “Physical Settlement” or otherwise, shall be delivered in book-entry form through the Clearance System in the form of beneficial interests in Shares.

Settlement Date:	For each Transaction, the date that is one Settlement Cycle immediately following the earlier of (a) the Scheduled Termination Date and (b) the Notice Delivery Date.

Cash Settlement:	As provided in Section 8.4(b) of the Equity Definitions.

Forward Cash Settlement
Amount:	For each Transaction, an amount in USD equal to the Prepayment Amount.

Cash Settlement
Payment Date:	For each Transaction, the date that is one Settlement Cycle immediately following the Automatic Cash Settlement Event Date.

Excess Dividend
Amount:	For the avoidance of doubt, all references to Excess Dividend Amount shall be deleted from Section 8.4(b) and Section 9.2(a)(iii) of the Equity Definitions.

Settlement Currency:	USD

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material”, by adding the words “or the Transactions” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii) and by replacing the word “event” with the words “corporate action by the Underlying Issuer” in Section 11.2(e)(vii); provided, further, that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share or the Transaction.

Potential Adjustment Event:	It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Pricing Disruption” above, in which case the Calculation Agent shall, in its commercially reasonable discretion, adjust any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to the parties prior to such postponement.

In the case of a Dividend, the Calculation Agent shall, under Section 11.2(c) of the Equity Definitions, adjust one or more variables relevant to the valuation, settlement, payment or other terms of the Transaction promptly following the date such Dividend is paid by the Issuer to holders of Shares, factoring in such Dividend (for the avoidance of doubt, determined on a net basis, subject to any applicable withholding or deduction for any taxes) on a delta-adjusted basis.

Dividend:	Any cash or non-cash dividend or distribution (whether or not an Extraordinary Dividend) declared by the Issuer to holders of record of any Shares with an ex-dividend date during the period commencing on but excluding the Trade Date and ending on and including the Pricing Period Termination Date.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) the following phrase shall be inserted at the end thereof: “and (iii) in the case of a Merger Event, of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia or the Republic of Peru”.

Consequences of Merger Events:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment.

(b)	Share-for-Other:	Cancellation and Payment.

(c)	Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that the definitions of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “, voting power or Shares”; provided, further, that Section 12.1(d) of the Equity Definitions shall be amended by [***].

Consequences of Tender Offers:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment.

(b)	Share-for-Other:	Modified Calculation Agent Adjustment.

(c)	Share-for-Combined:	Modified Calculation Agent Adjustment.

Any adjustment to the terms of the Transaction and the determination of any amounts due upon termination of the Transaction as a result of an Extraordinary Event shall be made without duplication in respect of any prior adjustment hereunder.

Composition of Combined

Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Announcement Event:	If (i) an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for purposes of this and related provisions, the definition of Merger Event shall be read [***] without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), a Tender Offer, or other acquisition or disposition by the Underlying Shares Issuer and/or its subsidiaries where the aggregate consideration or value as of the Announcement Date exceeds $[***] (such other acquisition or disposition, a “Significant Transaction”) or (ii) [***] (the occurrence of (i) or (ii), an “Announcement Event”), as determined by the Calculation Agent, then the “Consequences of Announcement Event” set forth below shall apply in respect of such Announcement Event; provided that, the filing (including the content of such filing) by Counterparty of a Schedule 13D and of the UK Disclosure (as defined below) shall not be deemed to be an Announcement Event so long as the representations and warranties under Paragraphs (d), (m), (n) and (o) of Section 5 of this Master Confirmation are true and correct as of the date of such filing. For purposes of any Transaction, a Significant Transaction shall be an Extraordinary Event.

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) adding the words “or a Significant Transaction” immediately following the words “Merger Event” in the second and third lines thereof, (ii) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (iii) replacing the word “leads to the” with the words “would, if consummated, lead to a” in the third and the fifth lines thereof, (iv) adding after the words “voting shares” in the fifth line thereof the words “, voting power or Shares”, (v) inserting the words “by the Underlying Shares Issuer (or its Affiliate or agent) or any Valid Third Party Entity (or its Affiliate or agent)” after the word “announcement” in the second and the fourth lines thereof and (vi) inserting the words “, as determined by the Calculation Agent, or any subsequent public announcement by the Underlying Shares Issuer (or its Affiliate or agent) or any Valid Third Party Entity (or its Affiliate or agent), of a change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)” at the end of each of clauses (i) and (ii) thereof.

Valid Third Party Entity:	In respect of any transaction, any third party (which may be Counterparty or its Affiliates) that will or is reasonably likely to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has met such standard, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Consequences of Announcement Event:	With respect to any Announcement Event, the Calculation Agent shall be entitled to determine the economic effect of such Announcement Event on the theoretical value of the Transaction due to any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction (i) on or a commercially reasonable period of time after the relevant Announcement Date or other date of announcement and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Transaction and if, in the case of clause (i) or (ii), such economic effect is material, the Calculation Agent (x) shall be entitled to, on no more than two occasions, adjust the terms of such Transaction to reflect such economic effect on the parties with respect to the Transaction and determine the effective date of such adjustment or (y) if the Calculation Agent determines, on or a commercially reasonable period of time after the Announcement Date or other date of announcement, that no adjustment it could make under clause (x) above is likely to produce a commercially reasonable result, shall be entitled to notify the parties that the Transaction will be terminated, in which case the amount payable upon such termination will be determined by <<<Dealer Name>>> pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Valuation Date or earlier date of termination for such Transaction, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any Cancellation Amount or an Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Calculation Agent Adjustment were applicable to such event.

Counterparty Adjustments
Election:	Notwithstanding anything to the contrary in the Equity Definitions, the Agreement or this Master Confirmation, prior to making any adjustment to a Transaction (the “Subject Transaction”), other than an Excluded Adjustment, pursuant to the terms of such Transaction in whatever capacity (including, without limitation, in its capacity as Calculation Agent, Hedging Party or Determining Party), <<<Dealer Name>>> shall, in such capacity, provide Counterparty with a written proposal (an “Adjustment Proposal”) describing, in reasonable detail, such adjustment (the “Proposed <<<Dealer Name>>> Adjustment”) (including any market data or information from internal sources used in arriving at such Proposed <<<Dealer Name>>> Adjustment, but without disclosing <<<Dealer Name>>>’s models or information that is proprietary or that <<<Dealer Name>>> is subject to contractual, legal or regulatory obligations not to disclose). “Excluded Adjustment” means any adjustment to a Transaction (i) due to a Potential Adjustment Event (but only if such adjustment is made solely to account for the dilutive or concentrative effect of such event), (ii) pursuant to “Pricing Disruption” above, (iii) [***], (iv) [***] or (v) [***] (the events described in clauses (iii) through (v) of this sentence, “Excluded Events”).

Upon receipt of an Adjustment Proposal from <<<Dealer Name>>> (the date of such receipt, the “Adjustment Proposal Date”), Counterparty shall have the right, in its sole discretion, upon written notice (a “Proposal Response”) to <<<Dealer Name>>> by 5:00 p.m. New York City time on the fifth Scheduled Trading Day after the Adjustment Proposal Date (such deadline, the “Proposal Response Deadline”), to accept or reject the Proposed <<<Dealer Name>>> Adjustment in its entirety. If Counterparty does not deliver its Proposal Response to <<<Dealer Name>>> by the Proposal Response Deadline, Counterparty shall be deemed to have elected to reject the Proposed <<<Dealer Name>>> Adjustment.

If Counterparty accepts a Proposed <<<Dealer Name>>> Adjustment pursuant to the provisions of this “Counterparty Adjustments Election,” <<<Dealer Name>>> shall make such Proposed <<<Dealer Name>>> Adjustment to the Transaction. If Counterparty rejects or is deemed to have rejected a Proposed <<<Dealer Name>>> Adjustment pursuant to the provisions of this “Counterparty Adjustments Election”, the Proposed <<<Dealer Name>>> Adjustment shall not apply and <<<Dealer Name>>> may, in its sole discretion, upon written notice to Counterparty by 5:00 p.m. New York City time on the fifth Scheduled Trading Day after the date on which Counterparty delivers its Proposal Response to <<<Dealer Name>>> or, if Counterparty is deemed to have rejected such Proposed <<<Dealer Name>>> Adjustment, the date of the Proposal Response Deadline (the applicable date, the “Adjustment Rejection Termination Date”), elect to terminate the Subject Transaction, in which case the provisions of “Consequences of Early Transaction Termination” below shall apply. For the avoidance of doubt, to the extent <<<Dealer Name>>> does not elect to terminate the Subject Transaction pursuant to the immediately preceding sentence, the Subject Transaction shall continue without giving effect to the Proposed <<<Dealer Name>>> Adjustment.

Adjustment Cap:	The Calculation Agent shall not be entitled to make any Excluded Adjustment to the extent such Excluded Adjustment could, in any circumstances, result in the total amount to be paid by Counterparty to <<<Dealer Name>>> in connection with all the Transactions hereunder be in excess of the Aggregate Payment Cap. In the event that Counterparty would, following any Excluded Adjustment, but for this “Adjustment Cap” provision, be required to make a payment in connection with any Transaction that would result in the Aggregate Payment Cap being exceeded (a “Triggering Payment”), the amount of such Triggering Payment shall be reduced (to zero if necessary) such that, after such Triggering Payment has been made, the Aggregate Payment Cap will not have been exceeded.

For the purposes of this “Adjustment Cap” provision, the amount of any payment made (or to be made) by Counterparty in USD shall be converted from USD to GBP at the mid-point closing spot rate on the date of payment, as quoted in the Financial Times (London edition) next published after that date.

For the avoidance of doubt, if there is any conflict between this “Adjustment Cap” provision and any other provision of the Agreement, this Master Confirmation or any related Supplemental Confirmation, the provisions of this “Adjustment Cap” shall prevail.

Aggregate Payment Cap:	As set forth in the related Supplemental Confirmation.

Consequences of Early Transaction Termination:	Notwithstanding anything to the contrary in the Equity Definitions, the Agreement or this Master Confirmation, if a Transaction terminates or is cancelled (i) in accordance with provisions of “Counterparty Adjustments Election” above, (ii) as a result of any Termination Event, any Event of Default (other than an Event of Default with respect to which Counterparty is the Defaulting Party) or any Merger Event, Tender Offer or [***] or (iii) as a result of any Nationalization, Insolvency, Delisting, any applicable Additional Disruption Event or any other event described in the Depositary Receipt Provisions in Section 11 below that results in termination or cancellation of, or Cancellation and Payment to be applicable to, a Transaction, and in each case, the date of termination or cancellation, as applicable, of such Transaction (such date, an “Early Transaction Termination Date”) is:

A. during the Automatic Cash Settlement Period, then <<<Dealer Name>>> shall pay to Counterparty, on the date that is one Settlement Cycle immediately following the Early Transaction Termination Date (the “Early Termination Settlement Date”), the full Prepayment Amount paid by Counterparty under such Transaction, without adjustment or deduction, and no further payments or deliveries under this Master Confirmation in respect of such Transaction will be required to be made by either party;

B. after the Automatic Cash Settlement Period, then on the Early Termination Settlement Date, <<<Dealer Name>>> will:

I. deliver (in book-entry form through the Clearance System in the form of beneficial interests in Shares) to Counterparty a number of Shares equal to (a) the Number of Shares for such Transaction multiplied by (b) the quotient of (i) the number of Scheduled Trading Days actually elapsed but excluding Disrupted Days in full between the Pricing Period Commencement Date for such Transaction and the relevant Early

Transaction Termination Date divided by (ii) the actual number of Scheduled Trading Days in the Pricing Period for such Transaction that would have elapsed but excluding Disrupted Days in full had the Transaction not been so terminated and the Scheduled Termination Date and Pricing Period Termination Date not been accelerated, extended or postponed as provided in this Master Confirmation; and

II. pay to Counterparty the Present Value of (i) the full Prepayment Amount paid by Counterparty under such Transaction minus (ii) the product of (y) the Reference Price calculated as though the Pricing Period for such Reference Price ended on the Early Transaction Termination Date multiplied by (z) the number of Shares to be delivered (in book-entry form through the Clearance System in the form of beneficial interests in Shares) by <<<Dealer Name>>> to Counterparty in accordance with clause B.I above; provided that, to the extent Counterparty notifies <<<Dealer Name>>> in writing on or prior to the Scheduled Trading Day immediately preceding the Early Termination Settlement Date that it elects to defer the Early Transaction Settlement Date, the Early Termination Settlement Date for purposes of this clause B.II only shall be the date that is one Settlement Cycle following the Scheduled Termination Date and the words “the Present Value of” in this clause B.II shall be deemed deleted for purposes of determining the amount payable to Counterparty on such Early Termination Settlement Date;

and no further payments or deliveries under this Master Confirmation in respect of such Transaction will be required to be made by either party.

Present Value:	With respect to any amount, the present value as of the relevant Early Termination Settlement Date, calculated using a discount rate equal to the Interpolated Zero Coupon Swap Rate plus the Spread for the period of time from such Early Termination Settlement Date to the scheduled Settlement Date (assuming the Pricing Period Termination Date occurs on the Scheduled Termination Date), as determined by the Calculation Agent. To the extent clause B of “Consequences of Early Transaction Termination” above is applicable, the Calculation Agent shall, on the Early Transaction Termination Date, notify Counterparty in writing of such Present Value.

Interpolated Zero

Coupon Swap Rate:	The discount rate as determined by the Calculation Agent by converting the Reference SOFR Rate into a zero coupon discount rate.

Reference SOFR Rate:	An interest rate based on the secured overnight financing rate (SOFR), as determined by the Calculation Agent in good faith by reference to publicly available sources.

Spread:	For each Transaction, as set forth in the related Supplemental Confirmation.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) adding the words “other than any Change in Peruvian Tax Law” after the words “(including, without limitation, any tax law” in clause (A) thereof, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (iii) adding the words “other than any Change in Peruvian Tax Law” after the words “(including any action taken by a taxing authority” in clause (B) thereof,

(iv) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (v) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (vi) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof and (vii) adding the words “provided that in the case of clause (Y) hereof, the consequence of such law, regulation or interpretation is applied equally by <<<Dealer Name>>> to all similar transactions in a non-discriminatory manner;” after the semi-colon in the last line thereof; provided, further that in the case of any increased cost described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the consequences provided with respect to “Increased Cost of Hedging” in Section 12.9(b)(vi) of the Equity Definitions shall apply (as if Increased Cost of Hedging were applicable to the Transaction for this purpose).

Change in Peruvian Tax Law:	The filing or the approval of a proposed bill on the Congress of Peru, or the issuance or announcement of a regulation or resolution by any Peruvian governmental authority, including Superintendencia Nacional de Aduanas y de Administración Tributaria (or any successor thereto), intended to (i) enact a change in the Relevant Peruvian Tax Law that would change the Relevant Peruvian Tax Treatment or (ii) to promulgate a regulation under the Relevant Peruvian Tax Law that would change the Relevant Peruvian Tax Treatment. For the avoidance of doubt, “Change in Peruvian Tax Law” does not include changes in the interpretation of legislation by any court, tribunal or appellate body.

For purposes of the foregoing:

“Relevant Peruvian Tax Treatment” means that any capital gain made by <<<Dealer Name>>> (or its affiliates) in respect of the transfers of beneficial interests in the Shares by <<<Dealer Name>>> to Counterparty pursuant to the relevant Transaction is not Peruvian sourced income subject to Peruvian income tax.

“Relevant Peruvian Tax Law” means the Supreme Decree N° 179-2004-EF and the Supreme Decree N° 122-94-EF, as amended, and in effect on the date of this Master Confirmation.

As of any Scheduled Trading Day, if a Change in Peruvian Tax Law occurs, which is, or is reasonably likely to become, effective on or before the 30th Scheduled Trading Day from such Scheduled Trading Day and on or prior to the scheduled Settlement Date for the relevant Transaction, <<<Dealer Name>>> shall be entitled to deem that an Additional Termination Event has occurred with the Transaction to which such Change in Peruvian Tax Law relates as the sole Affected Transaction and Counterparty as the sole Affected Party. For the avoidance of doubt, if the Transaction terminates as a result of such Additional Termination Event, “Consequences of Early Transaction Termination” shall apply; provided that, if the related Early Transaction Termination Date for such Additional Termination Event is after the Automatic Cash Settlement Period and the related Change in Peruvian Tax Law is, or is reasonably likely to be, effective on or prior to the related Early Termination Settlement Date for purposes of clause B.I of such “Consequences of Early Transaction Termination”, <<<Dealer Name>>> shall be entitled to deliver (in book-entry form through the Clearance System in the form of beneficial interests in Shares) Shares pursuant to clause B.I of such “Consequences of Early Transaction Termination” prior to such effectiveness (it being understood that <<<Dealer Name>>>’s payment obligation pursuant to clause B.II of such “Consequences of Early Transaction Termination” shall not be affected by this proviso).

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by (i) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (ii) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”

and; provided, further, that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, <<<Dealer Name>>>; provided that, when making any determination or calculation as “Hedging Party,” <<<Dealer Name>>> shall be bound by the same obligations relating to required acts as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation (including Section 2(a)) as if the Hedging Party were the Calculation Agent.

Determining Party:	For all applicable Extraordinary Events, <<<Dealer Name>>>; provided that, when making any determination or calculation as “Determining Party,” <<<Dealer Name>>> shall be bound by the same obligations relating to required acts as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation (including Section 2(a)) as if the Determining Party were the Calculation Agent.

Non-Reliance/Agreements and Acknowledgments Regarding Hedging Activities/Additional Acknowledgments:	Applicable

2. Calculation Agent; Adjustment and Termination Consultation:

(a) <<<Dealer Name>>> is the Calculation Agent and shall make all calculations, adjustments and determinations required pursuant to a Transaction; provided that, following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which <<<Dealer Name>>> is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in the over-the-counter equity derivatives market to act as the substitute Calculation Agent and, in the case of the designation of a substitute Calculation Agent pursuant to this proviso, <<<Dealer Name>>> shall be required to pay all reasonable fees charged by such substitute Calculation Agent for the performance of the duties required of it hereunder. Upon receipt of written request from Counterparty following any calculation, adjustment or determination made by Calculation Agent hereunder, Calculation Agent shall, with reasonable promptness (but in any event within three (3) Scheduled Trading Days from the receipt of such request), provide Counterparty with a written explanation describing, in reasonable detail, such calculation, adjustment or determination (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing Calculation Agent’s models or information that is proprietary or that <<<Dealer Name>>> is subject to contractual, legal or regulatory obligations not to disclose).

(b) Upon the occurrence of any event that would permit <<<Dealer Name>>> (whether in its capacity as Calculation Agent or Determining Party) to adjust or terminate the Transaction, prior to making such adjustment or effecting such termination, <<<Dealer Name>>> shall use its reasonable efforts to consult with Counterparty in good faith regarding such adjustment or termination. The foregoing shall not (i) limit the rights of <<<Dealer Name>>> to propose such adjustment or effect such termination at any time or (ii) obligate <<<Dealer Name>>> to delay, or continue delaying, proposing such adjustment or effecting such termination at any time (in each case, whether in <<<Dealer Name>>>’s capacity as Calculation Agent or Determining Party).

3. Conditions Precedent: With respect to each Transaction, <<<Dealer Name>>>’s obligations under such Transaction are subject to the satisfaction or waiver (such waiver to be in writing, subject to Section 3(f)) by <<<Dealer Name>>> of the following conditions:

(a) The representations and warranties of Counterparty contained herein and in the Agreement (including as may be modified herein) shall be true and correct as of the Trade Date as if made on the Trade Date;

(b) Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date hereunder and under the Agreement (including as may be modified herein);

(c) On the Prepayment Date of such Transaction, Counterparty shall have paid <<<Dealer Name>>> the Additional Payment for such Transaction;

(d) Counterparty shall have appointed a Process Agent, and shall have provided <<<Dealer Name>>> with written evidence of such appointment in form and substance reasonably satisfactory to <<<Dealer Name>>>; and

(e) <<<Dealer Name>>> acknowledges and agrees that unless it notifies Counterparty in writing that any condition referred to in Paragraphs (a) to (d) above has neither been satisfied nor waived by the Trade Date, it shall be deemed to have waived any such conditions that have not been satisfied.

4. Additional Representations and Warranties:

(a) In connection with this Master Confirmation, each Supplemental Confirmation and each Transaction hereunder, each party represents and warrants to the other party on the Trade Date of each Transaction that such party is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”) and an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended, by virtue of being a corporation, partnership, proprietorship, organization, trust or other entity that has total assets exceeding $10,000,000. In addition, each party represents it is entering into such Transaction hereunder for its own account and not with a view to transfer, resale or distribution and understands that such Transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states and other jurisdictions, that any such security has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, therefore, (except for any pledge to the other party or its affiliates) may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state or other jurisdiction’s securities law, or an exemption from registration is available.

5. Counterparty Representations, Warranties and Agreements: Counterparty hereby represents and warrants to, and agrees with, <<<Dealer Name>>> on the Trade Date for each Transaction (unless another date or dates are specified below) as follows:

(a) Counterparty is not entering into such Transaction hereunder or taking any action hereunder or in connection herewith “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act), and neither Counterparty nor any of Counterparty’s Affiliates is aware of, any material nonpublic information concerning the Shares or the Underlying Shares or the business, operations or prospects of the Underlying Shares Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Underlying Shares Issuer.

(b) Counterparty is not entering into such Transaction to create actual or apparent trading activity in the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares) or to raise or depress or otherwise manipulate the price of the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares), in each case in violation of applicable law.

(c) Counterparty understands and will, based on the advice of counsel, comply with Counterparty’s responsibilities under applicable securities laws in connection with such Transaction hereunder including, but not limited to, the provisions of Section 13 of the Exchange Act, United Kingdom securities laws, the Listing Rules of the Financial Conduct Authority and Peruvian securities laws. Counterparty shall provide <<<Dealer Name>>> with at least one Scheduled Trading Day’s prior written notice of (i) its filing of the Schedule 13D in connection with such Transaction and (ii) any necessary disclosure in connection with such Transaction pursuant to the disclosure requirements under the United Kingdom’s retained version of the EU Market Abuse Regulation (Regulation 596/2014/EU) and any delegated regulations thereunder or any other announcement that it intends to make to coincide with the filing of the Schedule 13D described in (i) above (the “UK Disclosure”).

(d) [***]

(e) Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to the Transactions governed hereby; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50,000,000 as of the date hereof.

(f) COUNTERPARTY UNDERSTANDS THAT ANY TRANSACTION HEREUNDER IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(g) Counterparty is aware and acknowledges that <<<Dealer Name>>>, its affiliates or any entity with which <<<Dealer Name>>> hedges any Transaction hereunder may from time to time take positions in instruments that are identical or economically related to such Transaction or the Shares or Underlying Shares or have an investment banking or other commercial relationship with the Underlying Shares Issuer. In addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of <<<Dealer Name>>>, its affiliates or any entity with which <<<Dealer Name>>> hedges any Transaction hereunder, including purchases and sales of the Shares or Underlying Shares in connection with, or in anticipation of, such Transaction, may affect the trading price of the Shares or Underlying Shares.

(h) For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Master Confirmation, each Supplemental Confirmation and any other documentation relating to the Agreement to which Counterparty or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, investment agreement, lock-up agreement, standstill agreement, registration rights agreement, confidentiality agreement or other agreement binding on Counterparty or its Affiliates or affecting Counterparty, its Affiliates or any of their respective assets (including its Shares or Underlying Shares).

(i) No Transaction hereunder shall violate any corporate policy of the Underlying Shares Issuer (including, but not limited to, any window period policy) or other rules or regulations of the Underlying Shares Issuer applicable to Counterparty or any of its Affiliates.

(j) Counterparty is not and will not be, deemed or declared to be, (A) unable to pay its debts as they fall due; or (B) insolvent, in each case, at the time such Transaction hereunder is consummated, and is not and will not be rendered, deemed or declared to be (A) unable to pay its debts as they fall due; or (B) insolvent, in each case, as a result thereof. At the time of any payment to or for the benefit of <<<Dealer Name>>>, Counterparty does not intend and will not intend to incur, and does not incur and will not incur, debts that are beyond the ability of Counterparty to pay as they mature.

(k) Counterparty is not and, after giving effect to any Transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(l) The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a “plan” described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulations located at 29 C.F.R. section 2510.3-101 (as modified by Section 3(42) of ERISA).

(m) [***]

(n) [***]

(o) [***]

(p) Within five (5) Exchange Business Days following the date of this Master Confirmation, Counterparty shall deliver to <<<Dealer Name>>> an opinion of Clifford Chance LLP, United Kingdom counsel to Counterparty, relating to Counterparty’s authority and capacity to enter into the Transactions, in form and substance reasonably satisfactory to <<<Dealer Name>>>.

6. Acknowledgments: The parties hereto agree and acknowledge that:

(a) <<<Dealer Name>>> is a “swap participant” and “financial participant” within the meaning of Sections 101(53C) and 101(22A) of the Bankruptcy Code.

(b) This Master Confirmation and each Supplemental Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code.

(c) The rights given to <<<Dealer Name>>> under this Master Confirmation, under each Supplemental Confirmation and the Agreement upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.

(d) <<<Dealer Name>>> is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

7. Miscellaneous:

(a) Designation by <<<Dealer Name>>>. Notwithstanding any provision of the Agreement to the contrary, <<<Dealer Name>>> shall be entitled to designate one or more entities that are wholly-owned, directly or indirectly, by [***], or any successor thereto (each, a “<<<Dealer Name>>> Affiliate”) to deliver or take delivery of, as the case may be, in book-entry form through the Clearance System in the form of beneficial interests in Shares, any Shares or other property in respect of any Transaction hereunder; provided that Counterparty shall have recourse to <<<Dealer Name>>> in the event of the failure by a <<<Dealer Name>>> Affiliate to perform any of such obligations hereunder. Such failure after any applicable grace period shall be an Additional Termination Event with the Transaction to which the failure relates as the sole Affected Transaction and <<<Dealer Name>>> as the sole Affected Party.

(b) Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.

(c) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.

(d) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND <<<DEALER NAME>>> HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF <<<DEALER NAME>>> OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(e) Confidentiality. <<<Dealer Name>>> and Counterparty agree that (i) Counterparty is not obligated to <<<Dealer Name>>> to keep confidential from any and all persons or otherwise limit the use of any element of <<<Dealer Name>>>’s descriptions relating to U.S. federal income tax treatment or U.S. federal income tax structure of the Transactions contemplated hereby and any part of the materials necessary to understand those U.S. federal income tax treatment or structure (provided that the foregoing does not constitute an authorization to disclose the identity of <<<Dealer Name>>> or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information), and (ii) <<<Dealer Name>>> does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

(f) Right to Extend. <<<Dealer Name>>> may extend, in whole or in part, the Pricing Period if <<<Dealer Name>>> determines, in good faith and in a commercially reasonable manner, and in respect of clause (ii) below, based on advice of legal counsel, that such extension is reasonably necessary (i) to preserve <<<Dealer Name>>>’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the relevant market (but only if there is a material decrease in liquidity relative to the Trade Date) or (ii) to enable <<<Dealer Name>>> or one of its affiliates to effect transactions in the Shares in connection with its hedging or hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements or with related policies and procedures applicable to <<<Dealer Name>>> (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by <<<Dealer Name>>>, but provided that such policies or procedures are related to legal, regulatory or self-regulatory issues, have been adopted by <<<Dealer Name>>> in good faith and are generally applicable in similar situations and applied to all Transactions hereunder and similar transactions in a non-discriminatory manner); provided that the Pricing Period may not be extended more than 20 Scheduled Trading Days after the original Scheduled Termination Date.

(g) Staggered Settlement. If <<<Dealer Name>>> reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by <<<Dealer Name>>> on the Settlement Date for any Transaction, <<<Dealer Name>>> may, by notice to Counterparty on or prior to such Settlement Date (the “Nominal Settlement Date”), elect to deliver the Shares on two or more occasions on a single date and/or on two or more dates (each, a “Staggered Settlement Date”), in each case in book-entry form through the Clearance System in the form of beneficial interests in Shares, as follows:

(i) in such notice, <<<Dealer Name>>> will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii) the aggregate number of Shares that <<<Dealer Name>>> will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that <<<Dealer Name>>> would otherwise be required to deliver on such Nominal Settlement Date; and

(iii) if the Physical Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Physical Settlement terms will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by <<<Dealer Name>>> in the notice referred to in clause (i) above.

8. Notices:

Addresses for notices or
communications to <<<Dealer Name>>>:	<<<Dealer Name>>>
[***]
[***]
Attn: [***]
Telephone: [***]
Email: [***]
Addresses for notices or
communications to Counterparty:	Andean LFMA Investment Limited
103 Mount Street
London, W1K 2TJ, UK
Attn: Legal Vice President
Telephone: +56 2 2798 7000
Email: Patricio.Enei@aminerals.cl

with copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Adam J. Brenneman, Michael D. Dayan and Jeffrey S. Lewis
Telephone: +1 212 225 2704, +1 212 225 2382, +1 212 225 2056
Email: abrenneman@cgsh.com, mdayan@cgsh.com, jlewis@cgsh.com

9. Account Details:

Payments to <<<Dealer Name>>>:	For any USD payments:

[***]
BIC: [***] (or ABA: [***])
F/O: [***]
SWIFT: [***]
Account Number: [***]

Payments to Counterparty:	To be advised.

10. U.S. QFC Provisions:

(a) Recognition of U.S. Special Resolution Regimes. (i) In the event <<<Dealer Name>>> becomes subject to a proceeding under the FDI Act or OLA (together, the “U.S. Special Resolution Regimes”), the transfer of the Agreement, this Master Confirmation or any Supplemental Confirmation, and any interest and obligation in or under, and any property securing, the Agreement, this Master Confirmation or any Supplemental Confirmation, from <<<Dealer Name>>> will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement, this Master Confirmation or any Supplemental Confirmation, and any interest and obligation in or under, and any property securing, the Agreement, this Master Confirmation or any Supplemental Confirmation were governed by the laws of the United States or a State of the United States; and (ii) in the event <<<Dealer Name>>> or any <<<Dealer Name>>> Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation that may be exercised against <<<Dealer Name>>> are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Agreement, this Master Confirmation or any Supplemental Confirmation, as the case may be, were governed by the laws of the United States or a State of the United States.

(b) Limitation on Exercise of Certain Default Rights Related to <<<Dealer Name>>> Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 10(c), Counterparty shall not be permitted to exercise any Default Right against <<<Dealer Name>>> with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation that is related, directly or indirectly, to a <<<Dealer Name>>> Affiliate becoming subject to an Insolvency Proceeding.

(c) General Creditor Protections. Nothing in Section 10(b) shall restrict the exercise by Counterparty of any Default Right against <<<Dealer Name>>> with respect to the Agreement or this Master Confirmation that arises as a result of:

(i) <<<Dealer Name>>> becoming subject to an Insolvency Proceeding; or

(ii) <<<Dealer Name>>> not satisfying a payment or delivery obligation pursuant to the Agreement, this Master Confirmation or any Supplemental Confirmation.

(d) Burden of Proof. After a <<<Dealer Name>>> Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(e) Applicability of Section 10(a). The requirements of Section 10(a) apply notwithstanding Sections 13(b) and (c).

(f) General Conditions.

(i) Effective Date. The provisions set forth in this Section 10 will come into effect on the date of this Master Confirmation.

(ii) Prior Adherence to the U.S. Protocol. If <<<Dealer Name>>> and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 10. For purposes of incorporating the ISDA U.S. Protocol, <<<Dealer Name>>> shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and each of the Agreement and this Master Confirmation shall be deemed to be a Protocol Covered Agreement.

(iii) Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both <<<Dealer Name>>> and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 10.

(g) Definitions. For the purposes of Section 10, the following definitions apply:

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“<<<Dealer Name>>> Affiliate” means, with respect to <<<Dealer Name>>>, a BHC Affiliate of that party.

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.

“Default Right” means, with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation (including any related Transaction), any:

(a) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(b) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(c) solely with respect to Section 10(b) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“FDI Act” means the Federal Deposit Insurance Act and the regulations promulgated thereunder.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to <<<Dealer Name>>>, to the particular QFC Stay Rule(s) applicable to it.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

11. Depositary Receipt Provisions:

(a) For the purposes of this Master Confirmation the following definitions will apply:

“Depositary” means The Bank of New York Mellon or any successor depositary of the Shares from time to time.

“Deposit Agreement” means, the Amended and Restated Common Shares Deposit Agreement, dated as of May 3, 2002, by and among the Underlying Shares Issuer, the Depositary and the holders and beneficial owners of the Shares, as from time to time amended or supplemented in accordance with its terms, and the other agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.

“DS Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Underlying Shares Issuer or Issuer, as appropriate”.

“Replacement DSs” means depository shares or receipts, other than the Shares, over the same Underlying Shares.

(b) The following amendments shall be made to the Equity Definitions in addition to any other amendments specified herein:

(A) The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(1) the DS Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Shares;

(2) “or” shall be deleted where it appears at the end of (vi);

(3) “.” shall be deleted where it appears at the end of (vii) and replaced with “; or”;

(4) the following shall be inserted as provision (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement; or”; and

(5) the following shall be inserted as provision (ix): “(ix) any other event as a result of which the Shares represent fewer or more Underlying Shares than, or any other securities or property other than, the number of Underlying Shares represented by the Shares prior to such event.”

(B) Following the declaration by the Underlying Shares Issuer of the terms of any Potential Adjustment Event in relation to the Underlying Shares, Calculation Agent Adjustment shall apply. In making any adjustment following any Potential Adjustment Event, the Calculation Agent shall take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement, any fees and/or expenses of the Depositary and any taxes in connection therewith. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the relevant Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

(C) The definitions of “Merger Event”, “Tender Offer”, “Share-for-Share”, “Share-for-Other”, “Share-for-Combined”, “New Shares” and “Other Consideration” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(D) The consequence of a Merger Event or Tender Offer in respect of the Shares shall be the relevant consequence specified in the Master Confirmation for such Merger Event or Tender Offer.

(E) Following the declaration by the Underlying Shares Issuer of the terms of any Merger Event or Tender Offer in relation to the Underlying Shares, the relevant consequence specified in the Master Confirmation for such Merger Event or Tender Offer shall apply, provided that if “Calculation Agent Adjustment” or “Modified Calculation Agent Adjustment” is specified as the relevant consequence in the Master Confirmation, then in each case where the Calculation Agent makes an adjustment to the Transaction the Calculation Agent shall take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement, any fees and/or expenses of the Depositary and any taxes in connection therewith.

(F) The definitions of “Nationalization” and “Insolvency” in Section 12.6 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(G) The consequence of a Nationalization or Insolvency in respect of the Underlying Shares or the Underlying Shares Issuer shall be the relevant consequence specified in this Master Confirmation.

(H) Notwithstanding anything to the contrary in the Master Confirmation, the consequence of a Nationalization or Insolvency in respect of the Shares or the Depository shall be Cancellation and Payment, provided that the parties may agree that a replacement of the Shares with Replacement DSs should take place and that one or more terms of the Transaction should be amended and if the parties so agree, then Cancellation and Payment shall not apply in respect of such Nationalization or Insolvency, as applicable, and references to Shares herein shall be replaced by references to such Replacement DSs and any agreed amendments will be made, in each case with effect from the date agreed by the parties.

(I) If a Delisting of the Shares occurs or the Depository announces that the Deposit Agreement is (or will be) terminated, then:

(1) notwithstanding anything to the contrary in the Master Confirmation, Cancellation and Payment will apply as provided in this Master Confirmation; provided that the parties may agree that a replacement of the Shares with Replacement DSs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended, and if the parties so agree, then Cancellation and Payment shall not apply in respect of such Delisting or termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DSs or the Underlying Shares, as applicable, and any agreed amendments will be made, in each case with effect from the date agreed by the parties; and

(2) where Cancellation and Payment applies under clause (I)(1) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.

(J) The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions, shall each be amended in accordance with the DS Amendment.

(K) For the avoidance of doubt, where a provision is amended by this Section 11 in accordance with the DS Amendment, if the event described in such provision occurs in respect of the Underlying Shares or the Underlying Shares Issuer, then the consequence of such event shall be interpreted consistently with the DS Amendment and such event.

12. Foreign Private Issuer Status: Counterparty will provide a written notice to <<<Dealer Name>>> promptly upon becoming aware that the Underlying Shares Issuer is not or will no longer be a “foreign private issuer”, as defined in Rule 3b-4 of the Exchange Act.

13. Schedule Provisions:

(a) Process Agent. Counterparty appoints Cogency Global Inc. as its Process Agent, with the mailing address of 122 East 42nd Street, 18th Floor, New York, NY 10168. Counterparty agrees that service of process upon such agent shall be deemed in every respect effective service of process upon Counterparty in any such suit, action or proceeding. If for any reason such agent shall cease to be such agent for service of process, Counterparty shall forthwith appoint a new agent of recognized standing and reasonably acceptable to <<<Dealer Name>>> for service of process and deliver to <<<Dealer Name>>> a copy of the new agent’s acceptance of that appointment within 30 days. Nothing herein shall affect the right of <<<Dealer Name>>> to serve process in any other manner permitted by law.

(b) Automatic Early Termination. Automatic Early Termination will not apply to Counterparty.

(c) Additional Schedule Provisions.

(i) “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of the Agreement to all Transactions starting from the date of this Master Confirmation.

(d) Agreement to Deliver Documents. Counterparty or <<<Dealer Name>>> agrees to deliver the following documents, as applicable:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Counterparty	Evidence of authority and specimen signatures of signatories of Counterparty	Upon or promptly following execution of this Master Confirmation	Yes

Counterparty	Resolutions, good standing certificates or other documents evidencing authority of Counterparty to enter into this Master Confirmation, each Supplemental Confirmation and Transaction hereunder	Upon or promptly following execution of this Master Confirmation	Yes

Counterparty	Counterparty shall provide to <<<Dealer Name>>> a correct, completed and signed Internal Revenue Service Form W-8BEN-E (or a revised or successor form) and any required attachment thereto.	(i) Upon execution of this Master Confirmation, (ii) prior to the date upon which the Form previously provided becomes invalid; (iii) promptly upon the reasonable request of <<<Dealer Name>>>; and (iv) promptly upon learning that any such form previously provided by Counterparty has become obsolete, incorrect or invalid.	No

<<<Dealer Name>>>	<<<Dealer Name>>> shall provide to Counterparty a correct, completed and signed Internal Revenue Service Form [***] (or a revised or successor form) and any required attachment thereto.	(i) Upon execution of this Master Confirmation, (ii) prior to the date upon which the Form previously provided becomes invalid; (iii) promptly upon the reasonable request of Counterparty; and (iv) promptly upon learning that any such form previously provided by <<<Dealer Name>>> has become obsolete, incorrect or invalid.	No

(e) Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(f) Section 5(a)(ii)(1) of the Agreement is hereby amended by the addition of the following after the words “if such failure is not” in the fifth line thereof: “a failure by Counterparty to comply with Section 5(n) of the Master Confirmation and is not”.

14. Tax Provisions:

(a) Payer Representations: For the purpose of Section 3(e) of the Agreement, <<<Dealer Name>>> and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) and/or Section 3(g) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the Agreement:

(i) <<<Dealer Name>>> makes the following representations:

[***]

[***]

(ii) Counterparty makes the following representations:

(A) Counterparty is a corporation for U.S. federal income tax purposes incorporated in the United Kingdom and is not a tax resident or engaged in business in any other jurisdiction. Counterparty is a “non-U.S. branch of a foreign person” (as that term is used in sections 1.1441-4(a)(3)(ii) of the Regulations) and a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the Regulations) for U.S. federal income tax purposes.

(B) No payment received or to be received by it in connection with the Agreement is effectively connected with the conduct of a trade or business in the United States.

(c) Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the ISDA 2012 FATCA Protocol as published by the International Swaps and Derivatives Association, Inc. on August 15, 2012, are incorporated into and apply to the Agreement as if set forth in full herein.

(d) HIRE Act Protocols. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(e) Taxes Imposed by the Republic of Peru. “Tax” and “Indemnifiable Tax” each as defined in Section 14 of the Agreement shall not include any taxes imposed by any governmental or taxing authority of the Republic of Peru (or any political subdivision thereof) in respect of Shares deliverable or amounts payable hereunder.

15. PDD Protocol: The Parties agree that the definitions and provisions contained in Part I to III of the Attachment to the ISDA 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by the International Swaps and Derivatives Association, Inc. on 17th December 2020 (the “UK EMIR PR/DR Protocol”) are hereby incorporated into and apply to the Agreement as if set forth in full herein with effect from the date of the Agreement and for the purposes of those provision:

(i) <<<Dealer Name>>> shall be a Portfolio Data Sending Entity;

(ii) Counterparty shall be a Portfolio Data Receiving Entity;

(iii) The following place(s) are specified for the purposes of the definition of Local Business Day as it applies to:

<<<Dealer Name>>>: [***], and

Counterparty: London;

(iv) With respect to Part I(3)(A) of the Attachment to the UK EMIR PR/DR Protocol:

<<<Dealer Name>>> appoints the following Affiliates: None;

Counterparty appoints the following Affiliates: None;

(v) With respect to Part I(3) of the Attachment to the UK EMIR PR/DR Protocol:

<<<Dealer Name>>> confirms that it adheres as a Party that may use a Third Party Service Provider;

Counterparty confirms that it adheres as a Party that may use a Third Party Service Provider;

(vi) <<<Dealer Name>>> agrees that the following items may be delivered to it at the contact details shown:

In respect of Portfolio Data, Notice of Discrepancy and any Dispute Notice:

[***];

(vii) Counterparty agrees that the following items may be delivered to it at the contact details shown:

In respect of Portfolio Data, Notice of Discrepancy and any Dispute Notice:

Andean LFMA Investment Limited

103 Mount Street

London, W1K 2TJ, UK

Attn: Business Development Manager

Telephone: +56 2 2798 7000

Email: Guillermo.Montero@aminerals.cl

[Signature pages follow]

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Master Confirmation.

Very truly yours,

<<<DEALER NAME>>>

By:	[***]
Authorized Representative

[Signature Page to Master Confirmation for

Contingent Share Purchase Transactions]

Acknowledged and agreed to as of

the date first above written,

ANDEAN LFMA INVESTMENT LIMITED

By:	/s/ Andrónico Luksic L.
Name:	Andrónico Luksic L.
Title:	Authorized Signatory

By:	/s/ Mauricio Ortiz
Name:	Mauricio Ortiz
Title:	Director

[Signature Page to Master Confirmation for

Contingent Share Purchase Transactions]

ANNEX A

<<<Dealer Name>>>

[***]

[***]

[***]

[_________, 20__]

Andean LFMA Investment Limited

103 Mount Street

London, W1K 2TJ

United Kingdom

Re: Contingent Share Repurchase: Supplemental Confirmation

Reference is made to the Master Confirmation between <<<Dealer Name>>> and Andean LFMA Investment Limited (“Counterparty”) dated June 6, 2023 (as amended or modified from time to time, the “Master Confirmation”). Capitalized terms used without definition in this Supplemental Confirmation have the definitions assigned to them in the Master Confirmation.

This Supplemental Confirmation confirms the terms and conditions of the Transaction entered into between <<<Dealer Name>>> and Counterparty on the Trade Date specified below. This Supplemental Confirmation is a binding contract between <<<Dealer Name>>> and Counterparty as of the relevant Trade Date for the Transaction referenced below. <<<Dealer Name>>> is acting as principal in this Transaction.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The additional terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[_________, 20__]

Number of Shares:	[ ] Shares

Floor Price:	USD [_____]

Cap Price:	USD [_____]

Prepayment Amount:	USD [_____]

Prepayment Date:	The [_____] Currency Business Day immediately following the Trade Date.

Additional Payment:	USD [_____]

Aggregate Payment Cap:	GBP [_____]

Pricing Period Commencement Date:	The [Scheduled Trading Day immediately following the] Trade Date.

First Optional Termination Date:	The Pricing Period Commencement Date.

Scheduled Termination Date:	[_________, 20__]

Automatic Cash Settlement Period:	From and including the Pricing Period Commencement Date to and including [_________, 20__]

Automatic Cash Settlement Threshold:	USD [_____]

Spread:	[_____]%

Annex A-2

Please indicate your acknowledgment of the above by signing and returning to us a copy of this Supplemental Confirmation.

Very truly yours,

<<<DEALER NAME>>>

By:
Authorized Representative

Annex A-3

Acknowledged:

ANDEAN LFMA INVESTMENT LIMITED

By:
Name:
Title:

By:
Name:
Title:

Annex A-4